Exhibit 10.28

AMENDED AND RESTATED CONSULTING AGREEMENT

THIS AMENDED AND RESTATED CONSULTING AGREEMENT (the “Agreement”) is dated as of March 31, 2015, by and between RESTAURANT BRANDS INTERNATIONAL INC., a Canadian corporation with its principal offices located at 874 Sinclair Road, Oakville, Ontario, Canada (“RBI”) and Marc Caira, residing at 9 Boardwalk Drive, Toronto, Ontario M4L6T1 (“Consultant”). This Agreement amends, restates, supersedes and replaces the Consulting Agreement between RBI and Consultant dated as of December 15, 2014.

1. Services.

(a) RBI desires to retain the Consultant to provide certain services as described in Exhibit “A”, attached and made a part of this Agreement (collectively the “Services”). RBI engages the Consultant and the Consultant agrees to perform the Services on the terms and conditions set forth in this Agreement.

(b) The Consultant agrees to provide the Services in a professional and efficient manner and with a high degree of care and diligence. The Consultant further represents and warrants that he is able to perform the Services for RBI without engaging in any conflict of interest with RBI. The Consultant represents and warrants that he is legally authorized to engage in business in Canada and is either a citizen of Canada or has such lawful status that enables Consultant to provide the Services as contemplated herein.

2. Term and Termination.

(a) Term. This Agreement shall commence on January 1, 2015 (the “Effective Date”) and terminate on December 31, 2017 (“Termination Date”), subject to earlier termination in accordance with Section 2(b) of this Agreement.

(b) Early Termination.

(i) Early Termination by RBI Without Cause. RBI may terminate this Agreement without cause at any time upon written notice to the Consultant. Upon such termination, the Consultant shall be entitled to: (a) payment for Services duly performed until the time of termination, (b) reimbursement of expenses reasonably paid or incurred prior to the date of termination (the “Early Termination Date”) or reasonably incident to the termination, in accordance with this Agreement, and (c) full payment of the remaining Fees which would have been due and payable to the Consultant from the Early Termination Date through the Termination Date, as if such early termination had not occurred. Payment to the Consultant as provided in subsections 2(b)(i)(a), 2(b)(i)(b) and 2(b)(i)(c) shall constitute full settlement of any and all claims of the Consultant of every description against RBI in connection with this Agreement, including the early termination hereof.

(ii) Early Termination by RBI For Cause. RBI may terminate this Agreement for cause at any time upon written notice to the Consultant. Upon such termination, the Consultant shall be entitled to payment for Services duly performed until the time of termination and to reimbursement of expenses reasonably paid or incurred prior to the time of termination or reasonably incident to the termination, in accordance with this Agreement, less the cost of rectifying the Consultant’s performance failures, and such payment shall constitute full settlement of any and all claims of the Consultant of every description against RBI in connection with this Agreement, including the early termination hereof. For purposes of this Agreement, the term “cause” means (a) a material breach by Consultant of any provision of this Agreement; (b) Consultant’s willful misconduct or gross negligence that has caused or is reasonably expected to result in material injury to the business, reputation or prospects of RBI or any of its Affiliates; (c) Consultant’s fraud or misappropriation of funds; or (d) the commission by Consultant of a felony or other serious crime involving moral turpitude.

(iii) Early Termination by Consultant. Consultant may terminate this Agreement with or without cause at any time upon four (4) weeks’ prior written notice to RBI. Upon such termination, the Consultant shall be entitled to payment for Services duly performed until the time of termination and to reimbursement of expenses reasonably paid or incurred prior to the time of termination, in accordance with this Agreement, and such payment shall constitute full settlement of any and all claims of the Consultant of every description against RBI in connection with this Agreement.

3. Compensation.

(a) The fees for the Services to be provided under this Agreement shall be as set forth in Exhibit “A” (the “Fees”). In addition, RBI shall reimburse Consultant for those reasonable and necessary out-of-pocket expenses that the Consultant incurs to perform the Services at the request of RBI, subject to RBI’s prior written approval of any and all such expenses. To the extent practical, all airline and lodging reservations shall be made by RBI travel coordinators. Consultant shall maintain records and receipts relating to the Services and to expenses incurred in connection therewith for a period of two (2) years and shall provide RBI access to such records upon request.

(b) The compensation set forth in this Agreement, including any expenses reimbursable under this Agreement, shall be the Consultant’s sole compensation pursuant to this Agreement.

4. Review and Evaluation. All Services shall be performed under the general oversight of RBI’s Chief Executive Officer and its Chair of the Board of Directors.

5. Cooperation. Consultant shall use his best efforts in the performance of his obligations under this Agreement. RBI shall provide such access to its information as may be reasonably required in order to permit Consultant to perform his obligations hereunder. Consultant shall cooperate with RBI’s personnel, shall not interfere with the conduct of RBI’s business, and shall observe all rules, regulations, and security requirements of RBI concerning the safety of persons and property. Following the termination of this Agreement, Consultant agrees to cooperate with RBI in any litigation or administrative proceeding regarding any matters with which he was involved during the term of this Agreement. RBI will reimburse Consultant for any reasonable, ordinary and necessary out-of-pocket expenses (e.g., travel) approved by RBI, which are incurred by Consultant in providing such assistance.

6. Independent Contractor Status.

(a) The Consultant agrees that he is an independent contractor with respect to the performance of the Services for RBI. The Consultant shall not in any sense be an employee, agent or servant of RBI. The Consultant shall not have any right, power, or authority to create any obligation, express or implied, or make any representation or create any obligation, express or implied, on behalf of RBI, except as Consultant may be expressly authorized in writing from time to time by RBI and then only to the extent of such authorization.

(b) The Consultant shall be solely responsible for any and all employment, withholding and related taxes (including, without limitation, income taxes, Canada Pension Plan, Employment Insurance, Ontario Health Tax, workers’ compensation and other taxes payable to a federal, provincial or local tax authority which are applicable to Consultant’s services).

(c) The Consultant acknowledges that RBI provides valuable pension, welfare, fringe and other compensatory benefits to certain employees. Consultant agrees that even if a court or government agency determines that Consultant and RBI have had a common law employer-employee relationship, Consultant will still be bound by this Agreement and will not be entitled to receive from RBI or have RBI provide on his behalf any different or additional pay, or any benefits, insurance coverage, tax payments, withholding or compensation of any kind. Consultant hereby knowingly and voluntarily waives any right to claim any such benefits or payments on the ground of the performance of services under this Agreement.

(d) The Consultant agrees to indemnify and hold RBI harmless from any and all expenses, losses, damages, claims, actions, charges, suits or judgments, including reasonable attorneys’ fees, arising out of the Consultant’s non-fulfillment of his obligations as set forth in this Section 6.

7. Confidentiality.

(a) The Consultant acknowledges that in connection with his performance under this Agreement the Consultant will have access to certain information of RBI and its Affiliates (as such term is defined below in this Section 7(a)) that is of a confidential, proprietary and/or commercially sensitive nature. For purposes of this Agreement, such “Confidential Information” includes, but is not limited to, any and all information, ideas, agreements, contractual arrangements, press releases, internal communications, documents, data, systems, techniques, processes, programs, technical data and know-how, regardless of form, including but not limited to those relating to the development, business, plans, or projections of RBI or its Affiliates; and all human resources data, marketing plans, projections, research, product plans, market developments, designs, drawings, software/hardware configurations, prospective and existing customer information and lists, or other technical or business information, including information or techniques belonging to third parties and used by RBI or its Affiliates as confidential information (such as licensed software and related documentation), log-on ID’s, user ID’s, passwords, or other identifying code words or methods of access provided to the Consultant to enable the Consultant to gain access to any RBI mainframe, PC, PC network, or other computer system or network on equipment maintained or utilized by RBI or its Affiliates. Confidential Information shall not be deemed to include information (i) that is or becomes publicly known other than through the wrongful act or omission of the Consultant, or (ii) that the Consultant can prove was lawfully known to him at the time of disclosure and not subject to this Section 7 or other confidentiality obligation of Consultant, or (iii) that the Consultant independently develops without reference to or reliance upon any information provided by RBI or its Affiliates (including prior to the date of this Agreement). For the purposes of this Agreement, “Affiliates” means any entities that control, are controlled by, or are under common control with RBI.

(b) The Consultant agrees to hold the Confidential lnformation in confidence and to use it only for the benefit of RBI and its Affiliates and solely in connection with the performance of the Services hereunder and not for his own benefit or that of any other person. The Consultant agrees to take all reasonable steps to ensure that he complies with this provision. Recognizing that damages may not be adequate to redress the injury to RBI for a breach of the provisions of this Section 7, the Consultant agrees that RBI shall be entitled to temporary and permanent injunctive relief against the Consultant with respect to any such actual or threatened breach. Such relief shall not in any way limit other remedies that RBI may have with respect to such a breach. Upon termination of this Agreement, the Consultant shall return to RBI all originals and copies of all records in any form that are in the possession of Consultant and that include Confidential Information. The provisions of this Section 7 shall survive the termination or expiration of this Agreement and continue for so long as any of the information disclosed remains Confidential Information, and in any case for a period of five (5) years after expiration of this Agreement and any extensions of this Agreement.

8. Ownership of Work Product.

(a) As part of or in connection with the Services, the Consultant will or may produce “Work Product.” “Work Product” includes all works, inventions, agreements, discoveries, methods, processes, systems, reports, documents, templates, studies, abstracts, summaries, plans, projections, budgets, software programs, service code and object code specifications, data, technology, designs, innovations and improvements originated, created, discovered, developed, compiled or prepared by the Consultant as part of or in connection with the Services. The Consultant agrees that, as between RBI and the Consultant, any and all Work Product shall be the sole and exclusive property of RBI, and the Consultant hereby waives any “moral rights” the Consultant may have to any and all Work Product. The Consultant shall document and record all Work Product in the manner specified by RBI, which records shall be part of the Work Product. The Consultant shall deliver to RBI the Work Product and all records thereof on or before the termination of this Agreement. To the extent that exclusive title and/or ownership rights in and to Work Product may not originally vest in RBI, the Consultant hereby assigns to RBI all right, title and interest which Consultant may have or acquire in and to such Work Product, including without limitation, any and all related patents, patent applications, copyrights, trademarks, service marks, trademarks, trade names, logos, corporate names, domain names, and other industrial and intellectual property rights and applications therefore, in the United States, Canada and elsewhere, and appoints any officer of the RBI as its duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Any use by the Consultant of any Work Product other than in connection with his performance of the Services hereunder shall be strictly prohibited.

(b) The Consultant will be required to execute such agreements as RBI may require with respect to ownership of Work Product. Upon RBI’s request and at RBI’s expense, the Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Work Product and rights therein to RBI and to assist RBI in applying for, obtaining and enforcing patents or copyrights and other rights with respect to any Work Product rights in the United States, Canada and elsewhere.

9. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or three (3) days following deposit in the Canadian Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 9. Notices to RBI shall be sent to the attention of the Chief Executive Officer and a copy of any such notice shall also be sent to the General Counsel at the address for notice to RBI.

10. No Assignment. The Consultant shall not assign this Agreement or delegate any of his obligations under this Agreement without the prior written consent of RBI.

11. Miscellaneous.

(a) Entire Agreement. This Agreement represents the complete understanding of the parties hereto and supersedes all prior proposals, agreements, representations and other communications, whether written or oral, relating to the subject matter of this Agreement.

(b) Amendments. This Agreement may not be modified except in writing signed by both of the parties.

(c) Construction. Captions used in this Agreement are for convenience only do not define or limit the scope of any provision. The Exhibits to this Agreement are part of this Agreement. In the event of any conflict between provisions in the body of this Agreement and provisions in any Exhibit, the provisions of the body of this Agreement shall control.

(d) Governing Law, Jurisdiction and Venue, Jury Trial Waiver. This Agreement will be deemed to have been executed and delivered in the Province of Ontario, Canada, and it will be governed by and construed in accordance with the laws of Ontario and the laws of Canada applicable in the Province of Ontario without resort to said Province’s conflicts of laws rules. The parties hereby consent to the exclusive jurisdiction of the courts of the Province of Ontario, as the venue and exclusive forum in which to adjudicate any case or controversy arising either, directly or indirectly, under or in connection with this Agreement except to the extent otherwise provided in this Agreement and the parties further agree that, in the event of litigation arising out of or in connection with this Agreement in these courts, they will not contest or challenge the jurisdiction or venue of these courts. The Consultant agrees to the exercise of personal jurisdiction over it by such courts to the full extent permitted by law. The parties hereby waive any and all rights to a trial by jury.

(e) SeverabiIity/lnconsistency. If any part of this Agreement is held invalid, illegal or unenforceable, the remaining provisions will be unimpaired. In the event of any ambiguity or inconsistency between the descriptions, terms and conditions of this Agreement and the provisions of any Exhibit hereunder, the ambiguity or inconsistency, but only to the extent of such ambiguity or inconsistency, shall be resolved by looking first to the provisions of this Agreement, and if not resolved therein, then to the provisions contained in the applicable Exhibits hereto.

(f) Subcontracting. No work or services to be performed by Consultant hereunder shall be subcontracted to or performed on behalf of Consultant by any third party.

(g) Survival of Terms. All provisions which must survive in order to give effect to their intent and meaning shall survive termination or expiration of this Agreement, including without limitation, Sections 6-11, inclusive.

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The parties now execute this Agreement as of the date first above written.

RESTAURANT BRANDS INTERNATIONAL, INC.

By:	/s/ Daniel Schwartz
Print Name:
Print Title:

CONSULTANT:

/s/ Marc Caira
Marc Caira

EXHIBIT “A”

1.	Services.

Consultant agrees to provide the following services to RBI at reasonable times, as requested by RBI, with the expectation that such meetings will correspond with the timing of RBI Board of Directors meetings:

In 2015, provide transitional guidance to the Chief Executive Officer and the functional leader within RBI, and in 2016 and 2017, provide assistance and deliverables, as reasonably requested, to the Chief Executive Officer and the functional leader within RBI or any of its Affiliates charged with responsibility for the global expansion of Tim Hortons® Café and Bake Shops around the world, including but not limited to the assessment of competitive, economic, regulatory and other conditions necessary or desirable to determine the suitability of expansion in those territories identified from time to time by the Chief Executive Officer of RBI. It is our expectation that approximately 95% of the services under this Agreement will provided during 2015 in the form of transitional guidance.

2.	Fees and Expenses.

(a)	Fees:

i.	Year 1 (2015): $1,425,000, payable in four (4) equal quarterly installments of $356,250 each, in arrears, within fifteen (15) days following the end of each calendar quarter; and

ii.	Years 2 and 3 (2016 and 2017): $75,000, payable in two (2) equal annual installments of $37,500 each, in arrears, by no later than December 31st of each year.

Notwithstanding the foregoing, if the Agreement is terminated prior to the Termination Date either by RBI for cause or by the Consultant for any reason, the Fees for the applicable period during which the Early Termination Date occurs will be prorated on a per diem basis through the Early Termination Date.

(b)	Expense Payment Schedule:

Consultant shall submit to RBI on a monthly basis all expenses incurred by him in accordance with this Agreement. Each such expense shall be submitted to RBI by no later than the last day of the month following the date on which the expense was incurred and shall be paid by RBI in arrears, on or before the next applicable Fee payment date.